Exhibit 5.1

June 29, 2023
MedAvail Holdings, Inc.
4720 East Cotton Gin Loop, Suite 220
Phoenix, Arizona 85040
Ladies and Gentlemen:
We have acted as counsel to MedAvail Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) to be filed with the Securities and Exchange Commission, relating to the registration of 4,008,486 additional shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”) that may be issued under the Company’s 2020 Equity Incentive Plan (the “Plan”).
In connection with this opinion, we have examined such matters of fact and questions of law as we have considered appropriate for the purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters and have not independently sought to verify such factual matters.
In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.
Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the Plan, and following receipt by the Company of the consideration therefor, the Shares will be validly issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Sincerely,
/s/ Stubbs Alderton & Markiles, LLP
Stubbs Alderton & Markiles, LLP

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